                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

__________________________LEHMAN BROTHERS HOLDINGS INC._________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                                   LEHMAN BROTHERS HOLDINGS INC.
     ----------------------------------------------------------------------

RICHARD S. FULD, JR.
Chairman and Chief Executive Officer

                                                               February 24, 2000

Dear Stockholder:

    The 2000 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. will be held on Tuesday, April 4, 2000, at 10:30 a.m. (New York time) in the 26th Floor Auditorium of 3 World Financial Center, 200 Vesey Street, New York, New York 10285. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. You are cordially invited to attend.

    Please note that this year we have introduced online voting via the internet as an alternative to telephonic voting and the traditional proxy card method.

    All holders of record of the Company's outstanding shares of Common Stock, Cumulative Convertible Voting Preferred Stock, Series A and Series B, and Redeemable Voting Preferred Stock at the close of business on February 15, 2000 will be entitled to vote at the Annual Meeting. It is important that your shares be represented at the meeting. You will be asked to (i) elect three Class III Directors; (ii) ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year; and (iii) approve an amendment to the 1996 Management Ownership Plan to increase the number of shares of Common Stock with respect to which awards may be granted under the Plan from
15.5 million to 21 million shares. Accordingly, we request that you promptly sign, date and return the enclosed proxy card, or register your vote online or by telephone according to the instructions on the proxy card, regardless of the number of shares you hold.

                                          Very truly yours,

                                          [LOGO]

                         LEHMAN BROTHERS HOLDINGS INC.

                               ------------------

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Lehman Brothers Holdings Inc.:

    The 2000 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. (the "Company") will be held on Tuesday, April 4, 2000, at 10:30 a.m. (New York time) in the 26th Floor Auditorium of 3 World Financial Center, 200 Vesey Street, New York, New York 10285, to:

    1.  Elect three Class III Directors for terms of three years each;

    2. Ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year;

    3. Approve an amendment to the 1996 Management Ownership Plan to increase the number of shares of Common Stock with respect to which awards may be granted under the Plan from 15.5 million to 21 million shares; and

    4. Act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

    Stockholders of record at the close of business on February 15, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    THE COMPANY WILL ADMIT TO THE ANNUAL MEETING ALL STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON FEBRUARY 15, 2000, ANY PERSONS HOLDING PROOF OF BENEFICIAL OWNERSHIP OR WHO HAVE BEEN GRANTED PROXIES AND ANY OTHER PERSON THAT THE COMPANY, IN ITS SOLE DISCRETION, MAY ELECT TO ADMIT. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD OR REGISTER YOUR INTENTION WHEN VOTING ONLINE OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

    A copy of the Company's Annual Report to Stockholders is enclosed herewith for all Stockholders other than Lehman Brothers employees, to whom the Annual Report is being separately distributed.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Jennifer Marre
                                          Secretary

New York, New York
February 24, 2000

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE, OR REGISTER YOUR VOTE ONLINE OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

                         LEHMAN BROTHERS HOLDINGS INC.
                            3 WORLD FINANCIAL CENTER
                            NEW YORK, NEW YORK 10285

                                                               February 24, 2000

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

    VOTE BY PROXY. This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Lehman Brothers Holdings Inc. (the "Company" and, together with its subsidiaries, the "Firm") for use at the 2000 Annual Meeting of Stockholders of the Company to be held on Tuesday, April 4, 2000 at 10:30 a.m. (New York time), or any adjournment thereof (the "Annual Meeting"). The Company expects to mail this Proxy Statement and the accompanying proxy card to the Company's stockholders of record at the close of business on February 15, 2000 (the "Stockholders") on or about
February 24, 2000.

    You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed, prepaid envelope, or vote your shares online or by telephone according to the instructions on the proxy card. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by
(i) giving written notice to the Corporate Secretary of the Company, (ii) by subsequently filing a later dated proxy or (iii) by attending the Annual Meeting and voting in person. Please note that attendance at the meeting will not by itself revoke a proxy.

    The enclosed proxy indicates on its face the number of shares of common or voting preferred stock registered in the name of each Stockholder at the close of business on February 15, 2000 (the "Record Date"). Proxies furnished to Company employees also indicate the number of shares, if any, (i) held by the employee under the Lehman Brothers Holdings Inc. Employee Stock Purchase Plan (the "ESPP"), (ii) that relate to the total number of restricted stock unit awards granted to the employee pursuant to various of the Company's Plans (as defined below), which shares are held, in part, in the 1997 Trust Under Lehman Brothers Holdings Inc. Incentive Plans (the "1997 Trust") and (iii) held by the employee in a brokerage account at the Company's wholly owned subsidiary, Lehman Brothers Inc. ("LBI") and/or a brokerage account at Fidelity Brokerage
Services, Inc. ("Fidelity Brokerage"). Proxies returned by employees will be considered to be voting instructions returned to the 1997 Trust Trustee (the "1997 Trust Trustee") with respect to the number of shares determined pursuant to the terms of the agreement governing the 1997 Trust. The 1997 Trust Trustee shall implement such voting instructions as described below under "The Voting Stock." Proxies returned by employees with LBI or Fidelity Brokerage accounts will be considered to be voting instructions returned to LBI or Fidelity Brokerage, as applicable, with respect to the shares held in each such account. Under the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan (the "TDSP"), the trustees of the TDSP shall vote all the shares held in participating employees' accounts in a manner that such trustees judge to be in the best interest of the TDSP participants.

    GENERAL. Unless contrary instructions are indicated on the proxy or in a vote registered online or by telephone, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

    FOR the election of the three nominees for Class III Directors named below;

    FOR the ratification of the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year; and

    FOR the approval of an amendment (the "1996 Plan Amendment") to the Company's 1996 Management Ownership Plan (the "1996 Plan") to increase the number of shares of Common Stock with respect to which awards may be granted under the 1996 Plan from
15.5 million to 21 million shares.

    In the event a Stockholder specifies a different choice on the proxy or by online or telephone vote, his or her shares will be voted in accordance with the specification so made. Confidential voting is not provided for in the Company's Certificate of Incorporation or By-Laws.

    The Company's 1999 Annual Report has been distributed to Stockholders in connection with this solicitation. A copy (exclusive of exhibits) of the Company's 1999 Form 10-K as filed with the Securities and Exchange Commission (the "SEC") may be obtained without charge by writing to: Lehman Brothers Holdings Inc., 3 World Financial Center, 24th Floor, New York, New York 10285
Attn.: Corporate Secretary. The Company's 1999 Annual Report and 1999 Form 10-K also will be available through the Lehman Brothers web site at http://www.lehman.com.

    COST OF SOLICITATION. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or employees of the Company in person or by telephone or telegram, or other means of communication, for which no additional compensation will be paid. The Company has engaged the firm of Georgeson Shareholder Communications Inc. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson a fee of $11,000 plus expenses for its services.

    The Company also will reimburse brokerage houses, including LBI, and other custodians, nominees and fiduciaries for their reasonable expenses, in accordance with the rules and regulations of the SEC, the New York Stock Exchange, Inc. ("NYSE") and other exchanges, in sending proxies and proxy materials to the beneficial owners of shares of the Company's voting securities.

    THE VOTING STOCK. The Company has four series of voting stock: Common Stock, par value $.10 per share (the "Common Stock"), Cumulative Convertible Voting Preferred Stock, Series A, par value $1.00 per share (the "Series A Preferred Stock"), Cumulative Convertible Voting Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and Redeemable Voting Preferred Stock, par value $1.00 per share ("Redeemable Preferred Stock") (the Series A Preferred Stock, Series B Preferred Stock and Redeemable Preferred Stock are collectively referred to herein as the "Voting Preferred Stock," and the Common Stock and the Voting Preferred Stock are collectively referred to herein as the "Voting Stock").

    As of the Record Date, the following shares of Voting Stock were outstanding:

    - 120,798,286 shares of Common Stock (exclusive of 1,841,927 shares held in treasury), entitled to one vote per share with respect to each matter to be voted on at the Annual Meeting,

    - 2,300 shares of Series A Preferred Stock, entitled to .3178313 votes per share,

    - 3,834,017 shares of Series B Preferred Stock, entitled to .3178313 votes per share, and

    - 1,000 shares of Redeemable Preferred Stock, entitled to 1,059 votes per share.

    There is no cumulative voting provision for Common Stock or Voting Preferred Stock. The Common Stock and the Voting Preferred Stock will vote together as a single class on each matter to be voted on at the meeting.

    The four classes of Voting Stock will represent the following aggregate votes at the Annual Meeting:

    - The Common Stock will represent an aggregate of 120,798,286 votes, or 98.1488% of the total number of votes entitled to be cast,

    - The Series A Preferred Stock will represent an aggregate of 731.01 votes, or 0.0006% of the total number of votes entitled to be cast,

    - The Series B Preferred Stock will represent an aggregate of 1,218,570.61 votes, or 0.9901% of the total number of votes entitled to be cast, and

    - The Redeemable Preferred Stock will represent an aggregate of 1,059,000 votes, or 0.8605% of the total number of votes entitled to be cast.

    The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock and Voting Preferred Stock outstanding and entitled to vote on the Record Date shall constitute a quorum.

    The 1997 Trust holds shares of Common Stock ("Trust Shares") issuable to future, current and former employees of the Company in connection with the granting to such employees of restricted stock unit awards ("RSU Awards") under the Company's Employee Incentive Plan (the "Employee Incentive Plan"), the Company's 1994 Management Ownership Plan (the "1994 Plan") and the Company's 1996 Management Ownership Plan (together with the Employee Incentive Plan and the 1994 Plan, the "Plans").

    The 1997 Trust provides that the 1997 Trust Trustee will vote all Trust Shares in accordance with instructions received from persons who have received RSU Awards under the Plans ("Current Participants"). For each Current Participant, the 1997 Trust Trustee shall vote or abstain from voting, according to instructions received from such Current Participant, with respect to that number of Trust Shares that results from multiplying (x) the number of Trust Shares existing on the Record Date by (y) a fraction, the numerator of which is the number of RSU Awards held by such Current Participant and as to which the 1997 Trust Trustee has received voting instructions from such Current Participant, and the denominator of which is the total number of RSU Awards held by all Current Participants and as to which the 1997 Trust Trustee has received voting instructions. As is the case for all Voting Stock of the Company, voting instructions given with respect to RSU Awards will not be confidential.

    As of the Record Date, 25,557,589 Trust Shares (representing 20.7656% of the votes entitled to be cast at the Annual Meeting) were held by the 1997 Trust.

    As of the Record Date, American Express Company ("American Express") or one or more of its subsidiaries owned 92.8% of the outstanding shares of Redeemable Preferred Stock, representing less than 1% of the votes entitled to be cast at the Annual Meeting. American Express has agreed that so long as it or any of its subsidiaries holds any shares of Redeemable Preferred Stock, it will vote such shares or cause such shares to be voted in the same proportion as the votes cast by the holders of shares of Common Stock on matters to be voted on by Stockholders.

    STOCKHOLDERS ENTITLED TO VOTE. Only Stockholders of record on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

    To the knowledge of management, except for the 1997 Trust (described above) and as described below, no person beneficially owned more than five percent of any class of Voting Stock as of the Record Date.

                                                                                NUMBER OF   PERCENT OF
TITLE OF CLASS                                       BENEFICIAL OWNER            SHARES       CLASS
--------------                              ----------------------------------  ---------   ----------
Common Stock..............................  FMR Corp. (a)                       6,328,483 (b)     5.2
                                            The Prudential Insurance Company
                                              of America (c)                    6,311,386 (d)     5.2

Redeemable Voting Preferred Stock.........  American Express (e)                      928 (f)    92.8
                                            Nippon Life Insurance Company (g)          72 (h)     7.2

------------------------

(a) According to Schedule 13G, filed February 14, 2000 (the "Fidelity
    Schedule 13G"), filed by FMR Corp. ("Fidelity"), Edward C. Johnson 3d and Abigail P. Johnson, the address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(b) The information in this footnote has been extracted from the Fidelity
    Schedule 13G, and the number of shares shown is as of December 31, 1999. On such date, Fidelity Management & Research Company ("Fidelity Management & Research"), a wholly-owned subsidiary of Fidelity, was the beneficial owner of 5,527,531 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. On such date, (1) Edward C. Johnson 3d, chairman of Fidelity, (2) Fidelity, through its control of Fidelity Management & Research, and (3) certain unspecified funds (the "Funds"), each had sole power to dispose of the 5,527,531 shares owned by the Funds. Neither Fidelity nor Edward C. Johnson 3d had the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity Management & Research carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Also on such date, Fidelity Management Trust Company ("Fidelity Management Trust"), a wholly-owned subsidiary of Fidelity, was the beneficial owner of 789,722 shares of Common Stock as a result of its serving as investment manager of certain unspecified institutional account(s) (the "Accounts"). Edward C. Johnson 3d and Fidelity, through its control of Fidelity Management Trust, each had sole dispositive power over 789,722 shares and sole power to vote or to direct the voting of 684,482 shares, and no power to vote or to direct the voting of 105,240 shares of Common Stock owned by the Accounts. An additional 11,230 shares were owned by Fidelity International Limited ("FIL"), which had sole power to vote and sole power to dispose of such shares. FIL provides investment advisory services to various investment companies and certain institutional investors. Prior to June 30, 1980, FIL was a majority-owned subsidiary of Fidelity Management & Research. FIL currently operates as an entity independent of Fidelity and Fidelity Management & Research.

(c) According to Amendment No. 4 to Schedule 13G, filed January 31, 2000 (the "Prudential Schedule 13G"), filed by The Prudential Insurance Company of America ("Prudential"), the address of Prudential is 751 Broad Street, Newark, New Jersey 07102.

(d) The information in this footnote has been extracted from the Prudential
    Schedule 13G, and the number of shares shown is as of December 31, 1999. On such date, Prudential held 13,400 shares of Common Stock for the benefit of its general account. In addition, Prudential disclosed that it may have had direct or indirect voting and/or investment discretion over 6,297,986 shares of Common Stock which were held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential also had sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 241,087 shares, shared power to vote 5,981,816 shares and shared power to dispose or direct the disposition of 6,070,299 shares.

(e) The address of American Express is 3 World Financial Center, New York, New York 10285.

(f) Based on information furnished by American Express, American Express has sole investment and sole voting power over all shares.

(g) The address of Nippon Life Insurance Company ("Nippon Life") is 2-2, Yurakucho, 1-Chome, Chiyoda-ku, Tokyo, 100-8444, Japan.

(h) Based upon information furnished by Nippon Life, Nippon Life also beneficially owns 4,239,292 shares of Common Stock, representing 3.5% of that class as of the Record Date, and has sole investment and sole voting power over all shares.

                                   PROPOSAL 1
                        ELECTION OF CLASS III DIRECTORS

    At the Annual Meeting three Class III Directors are to be elected, each to serve until the Annual Meeting in 2003 and until his or her successor is elected and qualified. The Restated Certificate of Incorporation of the Company establishes a classified Board of Directors with three classes, designated
Class I, Class II and Class III. The terms of the Class II and Class I Directors continue until the Annual Meetings in 2001 and 2002, respectively, and until their respective successors are elected and qualified.

    The three nominees for Director are Thomas H. Cruikshank, Henry Kaufman and John D. Macomber, who were first elected Directors in 1996, 1995 and 1994, respectively.

    Provided that a majority of the outstanding Voting Stock votes on the proposal, the three nominees receiving the greatest number of votes cast by the holders of the Voting Stock will be elected as Class III Directors of the Company. Abstentions and broker non-votes will be disregarded and will have no effect on the vote for directors. Except as stated in the following sentence, the persons specified on the enclosed proxy card intend to vote for the nominees listed below, all of whom have consented to being named in this Proxy Statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any such nominee is unable to serve.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES.

    The following information is provided with respect to the nominees for Director and the incumbent Directors. Italicized wording indicates principal occupation(s).

             NOMINEES FOR ELECTION AS CLASS III DIRECTORS TO SERVE
                 UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS

THOMAS H. CRUIKSHANK   DIRECTOR SINCE 1996  AGE: 68

RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF HALLIBURTON
COMPANY. Mr. Cruikshank was the Chairman and Chief Executive Officer of Halliburton Company, a major petroleum industry service company, from 1989 to 1995. He joined the company in 1969, and served as a Director from 1977 to 1996. Mr. Cruikshank is a member of the Board of Directors of The Goodyear Tire & Rubber Company and The Williams Companies, Inc. Mr. Cruikshank serves as a member of the Audit Committee.

HENRY KAUFMAN          DIRECTOR SINCE 1995  AGE: 72

PRESIDENT OF HENRY KAUFMAN & COMPANY, INC. Dr. Kaufman has been President of Henry Kaufman & Company, Inc., an investment management and economic and financial consulting firm, since 1988. For the previous 26 years, he was with Salomon Brothers Inc, where he was a Managing Director, Member of the Executive Committee, and in charge of Salomon's four research departments. He was also a Vice Chairman of the parent company, Salomon Inc. Before joining Salomon Brothers, Dr. Kaufman was in commercial banking and served as an economist at the Federal Reserve Bank of New York. Dr. Kaufman is a Director of Federal Home Loan Mortgage Corporation and W. R. Berkley Corporation. He is the Chairman of the Board of Trustees of the Institute of International Education, a member of the Board of Trustees of New York University, the Chairman of the Board of Overseers of the Stern School of Business of New York University and a Member of the Board of Trustees of the Animal Medical Center. Dr. Kaufman is a Member of the Board of Trustees of the Whitney Museum of American Art, a Member of the International Capital Markets Advisory Committee of the Federal Reserve Bank of New York, a Member of the Advisory Committee to the Investment Committee of the

International Monetary Fund Staff Retirement Plan and a Member of the Board of Governors of Tel-Aviv University. Dr. Kaufman serves as the Chairman of the Finance Committee and as a member of the Nominating Committee.

JOHN D. MACOMBER       DIRECTOR SINCE 1994  AGE: 72

PRINCIPAL OF JDM INVESTMENT GROUP. Mr. Macomber has been a Principal of JDM Investment Group, a private investment firm, since 1992. He was Chairman and President of the Export-Import Bank of the United States from 1989 to 1992, Chairman and Chief Executive Officer of Celanese Corporation from 1973 to 1986 and a Senior Partner at McKinsey & Co. from 1954 to 1973. Mr. Macomber is a Director of IRI International, Mettler-Toledo International, and Textron Inc. He is Chairman of the Council for Excellence in Government, Rand McNally & Company and Vice Chairman of the Atlantic Council. He is a Director of the National Campaign to Prevent Teen Pregnancy and the Smithsonian Institute and a Trustee of the Carnegie Institution of Washington and the Folger Library. Mr. Macomber serves as the Chairman of the Compensation and Benefits Committee and as a member of the Executive Committee and the Nominating Committee.

               CLASS II DIRECTORS WHOSE TERMS CONTINUE UNTIL THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

ROGER S. BERLIND       DIRECTOR SINCE 1985  AGE: 69

THEATRICAL PRODUCER. Roger S. Berlind, who is also a private investor, has been a theatrical producer and principal of Berlind Productions since 1981.
Mr. Berlind is also a Director of LBI, a Governor of the League of American Theaters and Producers and has served as a Trustee of Princeton University, the Eugene O'Neill Theater Center and the American Academy of Dramatic Arts.
Mr. Berlind serves as the Chairman of the Audit Committee and as a member of the Finance Committee.

HIDEICHIRO KOBAYASHI   DIRECTOR SINCE 1997  AGE: 55

DIRECTOR AND GENERAL MANAGER FOR THE AMERICAS OF NIPPON LIFE. Mr. Kobayashi has been affiliated with Nippon Life, Japan's largest insurance company, since 1967, has been General Manager for the Americas since April 1997 and has been a Director since July 1997. Mr. Kobayashi was General Manager for the International Finance Department from 1995 to 1997 and was General Manager of the International Finance and Planning Department from 1994 to 1995. He was General Manager of the International Finance Department from 1993 to 1994.
Mr. Kobayashi was General Manager of the International Investment Department of Nippon Life from 1992 to 1993 and President of NLI International Inc. and Chief Representative of New York from 1989 to 1992. Mr. Kobayashi has been a Director since May 1997 of PanAgora Asset Management, Inc. Mr. Kobayashi serves as a member of the Audit Committee and the Finance Committee.

DINA MERRILL           DIRECTOR SINCE 1988  AGE: 71

DIRECTOR AND VICE CHAIRMAN OF RKO PICTURES, INC. AND ACTRESS. Dina Merrill, a Director and Vice Chairman of RKO Pictures, Inc., is an actress and also a private investor. Ms. Merrill was a Presidential Appointee to the Kennedy Center Board of Trustees and is a Vice President of the New York City Mission Society, a Trustee of the Eugene O'Neill Theater Foundation and a member of the Board of Project Orbis, the Juvenile Diabetes Foundation and the Museum of Television and Radio. Ms. Merrill serves as a member of the Compensation and Benefits Committee and the Nominating Committee.

                     CLASS I DIRECTORS WHOSE TERMS CONTINUE
                 UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS

MICHAEL L. AINSLIE     DIRECTOR SINCE 1996  AGE: 56

PRIVATE INVESTOR AND FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER OF SOTHEBY'S HOLDINGS. Mr. Ainslie, a private investor, is the former President, Chief Executive Officer and a Director of Sotheby's Holdings. He was Chief Executive Officer of Sotheby's from 1984 to 1994. From 1980 to 1984 he was President and Chief Executive Officer of the National Trust for Historic Preservation. From 1975 to 1980 he was Chief Operating Officer of N-Ren Corp., a Cincinnati-based chemical manufacturer. From 1971 to 1975, he was President of Palmas Del Mar, a real estate development company. He began his career as an associate with McKinsey & Company. Mr. Ainslie is a Director of the St. Joe Company and Artesia Technologies, an internet software provider. He is a Trustee of Vanderbilt University. Mr. Ainslie serves as a Director of the United States Tennis Association and is also Chairman of the Posse Foundation. Mr. Ainslie serves as a member of the Audit Committee.

JOHN F. AKERS          DIRECTOR SINCE 1996  AGE: 65

RETIRED CHAIRMAN OF INTERNATIONAL BUSINESS MACHINES CORPORATION. Mr. Akers, a private investor, is the retired Chairman of the Board of Directors of International Business Machines Corporation. Mr. Akers served as Chairman of the Board of Directors and Chief Executive Officer of IBM from 1985 until his retirement on May 1, 1993, completing a 33-year career with IBM. Mr. Akers is a Director of W. R. Grace & Co., The New York Times Company, PepsiCo, Inc., Hallmark Cards, Inc. and Springs Industries. He is a former member of the Board of Trustees of the California Institute of Technology and The Metropolitan Museum of Art, as well as the former Chairman of the Board of Governors of United Way of America. Mr. Akers is also a former member of President George Bush's Education Policy Advisory Committee. Mr. Akers serves as a member of the Finance Committee and the Compensation and Benefits Committee.

RICHARD S. FULD, JR.   DIRECTOR SINCE 1990  AGE: 53

CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Mr. Fuld has been Chairman of the Board of Directors of the Company and LBI since April 1994 and Chief Executive Officer of the Company and LBI since November 1993. Mr. Fuld serves as the Chairman of the Executive Committee and as Chairman and a nonvoting member of the Nominating Committee. Mr. Fuld was President and Chief Operating Officer of the Company and LBI from March 1993 to April 1994 and was Co-President and Co-Chief Operating Officer of both corporations from January 1993 to March 1993. He was President and Co-Chief Executive Officer of the Lehman Brothers Division of Shearson Lehman Brothers Inc. from August 1990 to March 1993. Mr. Fuld was a Vice Chairman of Shearson Lehman Brothers from August 1984 until 1990. Mr. Fuld has been a Director of LBI since 1984. Mr. Fuld joined Lehman Brothers in 1969.
Mr. Fuld is a member of the Board of Governors of the New York Stock Exchange and is Chairman of the U.S. Thailand Business Council (USTBC). He is also a former member of the President's Advisory Committee on Trade Policy Negotiations. Mr. Fuld is a trustee of the Mount Sinai Medical Center, and former Chairman of the Mount Sinai Children's Center Foundation. He currently serves on the foundation's Executive Committee. In addition, he is a member of the University of Colorado Business Advisory Council, is a member of the Executive Committee of the New York City Partnership and serves on the Board of Directors of Ronald McDonald House.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    The Executive, Audit, Compensation and Benefits, Finance and Nominating Committees of the Board of Directors are described below.

    EXECUTIVE COMMITTEE. The Executive Committee consists of Mr. Fuld, who chairs the Executive Committee, and Mr. Macomber. The Executive Committee has the authority, in the intervals between meetings of the Board of Directors, to exercise all the authority of the Board of Directors, except for those matters that the Delaware General Corporation Law or the Restated Certificate of Incorporation reserves to the full Board of Directors. The Executive Committee acted by unanimous written consent 10 times during the fiscal year ended November 30, 1999 ("Fiscal 1999").

    AUDIT COMMITTEE. The Audit Committee consists of Mr. Berlind, who chairs the Audit Committee, and Messrs. Ainslie, Cruikshank and Kobayashi, all of whom are Non-employee Directors. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Audit Committee has general responsibility for surveillance of financial controls, as well as for the Company's accounting and audit activities. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the Board of Directors as to their selection, reviews the audit plan, fees and audit results, and approves non-audit services to be performed by the auditors and related fees. The Audit Committee held three meetings during Fiscal 1999.

    COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee (the "Compensation Committee") consists of Mr. Macomber, who chairs the Compensation Committee, and Mr. Akers and Ms. Merrill, all of whom are Non-employee Directors. The Compensation Committee establishes corporate policy and programs with respect to the compensation of officers and employees of the Firm, including establishing compensation policies and practices, such as salary, cash incentive, restricted stock, long-term incentive compensation and stock purchase plans and other programs, and making grants under such plans. The Compensation Committee also establishes and administers all of the Company's employee benefit and compensation plans and has the authority, where appropriate, to delegate its duties. The Compensation Committee held two meetings and acted by telephone or unanimous written consent nine times during Fiscal 1999.

    FINANCE COMMITTEE. The Finance Committee consists of Dr. Kaufman, who chairs the Finance Committee, and Messrs. Akers, Berlind and Kobayashi. The Finance Committee reviews and advises the Board of Directors on the financial policies and practices of the Company, and periodically reviews, among other things, major capital expenditure programs and significant capital transactions and recommends a dividend policy to the Board of Directors. The Finance Committee held two meetings during Fiscal 1999.

    NOMINATING COMMITTEE. The Nominating Committee consists of Mr. Fuld, who chairs the Nominating Committee but is a nonvoting member, and three Non-employee Directors, Messrs. Kaufman and Macomber and Ms. Merrill. The Nominating Committee considers and makes recommendations to the Company's Board of Directors with respect to the size and composition of the Board of Directors and Board Committees and with respect to potential candidates for membership on the Board of Directors. The Nominating Committee held one meeting during Fiscal 1999. The Nominating Committee will consider nominees for Director recommended by Stockholders. Stockholders wishing to submit recommendations for the 2001 Annual Meeting of Stockholders should write to the Corporate Secretary, Lehman Brothers Holdings Inc., 3 World Financial Center, 24th Floor, New York, New York 10285. The Company's By-Laws contain time limitations, procedures and requirements relating to Stockholder nominations.

                      ATTENDANCE AT MEETINGS BY DIRECTORS

    The Board of Directors held seven meetings during Fiscal 1999. All Directors attended 75 percent or more of the aggregate of (a) the total number of meetings of the Board held during the period when he or she was a Director and (b) the total number of meetings held by all Committees of the Board on which he or she served during the period when he or she was a Director. The number of meetings held by each Committee during Fiscal 1999 is set forth above.

                           COMPENSATION OF DIRECTORS

    Non-employee Directors receive an annual cash retainer of $45,000 and are reimbursed for reasonable travel and related expenses. The annual retainer is paid quarterly; however, the fourth quarter payment will be withheld for failure to attend 75% of the total number of meetings. In addition, each Non-employee Director who served as a chairman of a Committee of the Board of Directors received an additional annual retainer of $15,000 per Committee, and each Non-employee Director who served as a Committee member received $1,500 per Committee meeting.

    RESTRICTED STOCK UNIT AND OPTION GRANTS FOR NON-EMPLOYEE DIRECTORS. An annual equity retainer in the form of a grant of Restricted Stock Units ("RSUs") representing $80,000 fair market value of Common Stock (as of the date of the Annual Meeting) is made to each Non-employee Director on the first business day following the Company's Annual Meeting of Stockholders. The number of RSUs granted is based on the closing price of the Common Stock on the NYSE on the day such units are awarded. As of each date that a dividend is paid on Common Stock, each Non-employee Director holding RSUs is credited with a number of additional RSUs equal to the product of (A) the dividend paid on one share of Common Stock, multiplied by (B) the number of RSUs held by the Non-employee Director, divided by (C) the closing price of the Common Stock on the NYSE on such date. The RSUs vest immediately and are payable in Common Stock upon death, disability or termination of service.

    Alternatively, a Non-employee Director may elect to receive options, for three times the number of RSUs he or she would have received, with an exercise price equal to the closing price of the Common Stock on the NYSE on the date the award is made. The options have a ten-year term, are not forfeitable, and become exercisable in one-third increments on each of the first three anniversaries of the award date or, if sooner, upon termination of service.

    THE COMPANY'S DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS. The Company's Deferred Compensation Plan for Non-employee Directors is a nonqualified deferred compensation plan, which provides each Non-employee Director an opportunity to elect to defer receipt of cash compensation to be earned for services on the Board of Directors. Each Non-employee Director may elect to defer all or a portion of his or her future cash compensation with respect to one or more terms as Director. Such election can be revoked only by a showing of financial hardship and with the consent of the Compensation Committee. Amounts deferred are credited quarterly with interest, based upon the average 30-day U.S. Treasury Bill rate, and compounded annually. Deferred amounts will be paid in either a lump sum or in annual installments over a period not to exceed ten years as elected by the Non-employee Director. Payments commence as the Non-employee Director elects, at a specified date in the future or upon termination of service as a Non-employee Director.

    THE COMPANY'S FROZEN RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS. Prior to May 1994, the Company maintained the Company's Retirement Plan for Non-employee Directors which was a nonqualified retirement plan which provided a limited annual retirement benefit for Non-employee Directors who had earned five or more years of service as defined in the plan. Participation in this plan was frozen on May 31, 1994. Any Non-employee Director who had, on such date, completed at least five years of service as a Director (determined in accordance with the plan) has vested benefits under the plan. Any individual who was a Non-employee Director on such date, but had not completed five years of service as of such date, acquired vested benefits under this plan at the time such individual completed such five years of service as a Director. Any individual who became a Non-employee Director after such date was ineligible to participate in this plan. Vested benefits under this plan will be paid after a participant ceases to be a Director.

                       EXECUTIVE OFFICERS OF THE COMPANY

    Biographies of the current Executive Officers of the Company (the "Executive Officers"), who comprise the Firm's Executive Committee, are set forth below, excluding Mr. Fuld whose biography is included above. Each Executive Officer serves at the discretion of the Board of Directors.

JOHN L. CECIL                               AGE: 45

CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER. Mr. Cecil has been Chief Administrative Officer of the Company since January 1994 and has been Chief Financial and Administrative Officer of the Company since July 1998. He is responsible for Finance, Technology, Operations, Human Resources, Expense Management and Strategic Planning. Mr. Cecil is also a member of the Firm's Executive Committee and Operating Committee. Mr. Cecil joined McKinsey & Company in 1980, was elected partner in 1986, and was a Director from 1991 through December 1993. Mr. Cecil is a member of the Advisory Council of the Bendheim Center for Finance at Princeton University. Mr. Cecil is a Vice Chairman of the Board of Directors of Graham-Windham Agency.

JOSEPH M. GREGORY                           AGE: 47

HEAD OF GLOBAL EQUITIES. Mr. Gregory is Head of the Firm's Global Equities Division, in charge of the overall equities business, a position he has held since 1996. Mr. Gregory is also a member of the Firm's Executive Committee and Operating Committee. From 1994 to 1996 he was Head of the Firm's Fixed Income Division. He was named Co-Head of the Fixed Income Division in 1991. From 1980 to 1989, he held various management positions in the Fixed Income Division, including Head of the Firm's Mortgage Business. Mr. Gregory joined the Firm in 1974 as a commercial paper trader. Mr. Gregory is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation.

BRADLEY H. JACK                             AGE: 41

HEAD OF INVESTMENT BANKING. Mr. Jack is Head of the Firm's Investment Banking business, responsible for the Division's global industry, product and geographic groups, a position he has held since 1996. Mr. Jack is also a member of the Firm's Executive Committee and Operating Committee. From 1993 to 1996 he was a Sector Head in Investment Banking, responsible for Lehman Brothers' businesses involving Debt Capital Markets, Financial Services, Leveraged Finance and Real Estate. Mr. Jack has been with Lehman Brothers for 15 years, joining the Firm in 1984 as an associate in the Fixed Income Division. Previously, he was Head of the Firm's Fixed-Income Global Syndicate activities. In addition to his responsibilities at Lehman Brothers, Mr. Jack is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation and a member of the Board of Regents of the American Architectural Foundation.

STEPHEN M. LESSING                          AGE: 45

HEAD OF GLOBAL SALES AND RESEARCH. Mr. Lessing is Head of Global Sales and Research, responsible for the Firm's Fixed Income and Equity Sales and Research organizations, as well as the Private Client Services business, which focuses on high-net-worth individuals and middle market institutions. He has held this position since 1996. Mr. Lessing is also a member of the Firm's Executive Committee and Operating Committee. From 1992 to 1996 he was Head of Global Fixed Income Sales. From 1982 to 1992 Mr. Lessing held various management positions in the Fixed Income Division, including Head of the Mortgage Business and National Sales Manager for Money Markets, Governments and Central

Funding. Mr. Lessing joined the Firm in 1980 as an associate in the Fixed Income Division. Mr. Lessing is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation, a member of the Board of Directors of the International Tennis Hall of Fame and a member of the Board of Directors of Lessing's Inc.

MICHAEL F. MCKEEVER                         AGE: 48

HEAD OF PRIVATE EQUITY. Mr. McKeever is Head of the Firm's Private Equity Division, which encompasses the Firm's Merchant Banking, Venture Capital and other private investment activities, a position he has held since 1999. From 1996 to 1999 Mr. McKeever was Co-Head of Investment Banking responsible for the Division's global industry, product and geographic groups. Mr. McKeever is also a member of the Firm's Executive Committee and Operating Committee. From 1991 to 1996 he was a Sector Head in Investment Banking, responsible for the Firm's businesses involving Telecommunications, Media, Technology, Merchandising, and Consumer Products, as well as all investment banking activities in the Midwest region. From 1986 to 1990 he was Co-Head of the Firm's equity, debt and derivatives origination business. Mr. McKeever is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation.

JEFFREY VANDERBEEK                          AGE: 42

HEAD OF FIXED INCOME. Mr. Vanderbeek is Head of the Fixed Income Division, in charge of the overall fixed income business, a position he has held since 1996. Mr. Vanderbeek is also a member of the Firm's Executive Committee and Operating Committee. He became Chief Operating Officer of the Fixed Income Government Securities Department in May 1993 and Chief Operating Officer of the Fixed Income Derivatives Department in June 1993. Mr. Vanderbeek joined Lehman Brothers in February 1984 as Managing Director and Chief Operating Officer in the Fixed Income Central Funding Department. Mr. Vanderbeek is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth beneficial ownership information as of January 25, 2000 with respect to the Common Stock for each current Director of the Company (which include all nominees for Director), each Executive Officer and all current Directors and Executive Officers as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. None of the individuals beneficially owned any of the Company's outstanding Preferred Stock as of January 25, 2000.

                                                                NUMBER OF SHARES OF
                                                               COMMON STOCK WHICH MAY        PERCENT OF
                                        NUMBER OF SHARES     BE ACQUIRED WITHIN 60 DAYS     OUTSTANDING
BENEFICIAL OWNER                       OF COMMON STOCK (A)      OF JANUARY 25, 2000       COMMON STOCK (B)
----------------                       -------------------   --------------------------   ----------------
Michael L. Ainslie...................          11,968                       401                    *
John F. Akers........................           3,209                       401                    *
Roger S. Berlind (c).................         125,677                       401                    *
John L. Cecil........................         906,015                 1,007,000                  1.6
Thomas H. Cruikshank.................           9,718                         0                    *
Richard S. Fuld, Jr. (d).............       1,831,327                 1,898,320                  3.0
Joseph M. Gregory....................         982,947                 1,138,000                  1.7
Bradley H. Jack......................         587,662                   876,835                  1.2
Henry Kaufman (e)....................          39,336                         0                    *
Hideichiro Kobayashi.................           1,750                         0                    *
Stephen M. Lessing...................         880,624                 1,266,000                  1.8
John D. Macomber.....................          29,677                       401                    *
Michael McKeever.....................         657,761                   858,000                  1.2
Dina Merrill.........................          10,917                       401                    *
Jeffrey Vanderbeek...................         652,836                   895,000                  1.3
All current Directors and Executive
  Officers as a group (15
  individuals).......................       6,731,424                 7,941,160                 11.4

------------------------

*   Less than one percent.

(a) Amounts include vested and unvested RSUs. RSUs are convertible on a one-for-one basis into shares of Common Stock, but cannot be sold or transferred until converted to Common Stock and, with respect to each person identified in the table, are not convertible within 60 days following January 25, 2000. A portion of the vested RSUs held by the Executive Officers are subject to forfeiture for detrimental or competitive activity. Nonetheless, an Executive Officer who holds RSUs will be entitled to direct the 1997 Trust Trustee to vote a number of Trust Shares that is proportionate to the number of RSUs held irrespective of vesting; such number of Trust Shares will be calculated prior to the Annual Meeting and will be determined by the number of Trust Shares held by the 1997 Trust on the Record Date and the extent to which Current Participants under the Plans return voting instructions to the 1997 Trust Trustee. See "Introduction--The Voting Stock."

(b) Percentages are calculated in accordance with applicable SEC rules.

(c) Includes 40,000 shares of Common Stock held by Mr. Berlind's wife, as to which Mr. Berlind disclaims beneficial ownership.

(d) Includes 3,593 shares of Common Stock held by Mr. Fuld's children, as to which Mr. Fuld acts as custodian.

(e) Held by Dr. Kaufman's various family trusts, foundations and partnerships. Dr. Kaufman has sole voting and investment power over 10,000 of such shares and shared voting and investment power over 25,000 of such shares.

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee oversees the Compensation Programs of the Company, with particular attention to the compensation of the Company's Chief Executive Officer and the other Executive Officers. The Compensation Committee is comprised of Mr. Macomber, who chairs the Compensation Committee, Mr. Akers and Ms. Merrill.

    In making its decisions with respect to the compensation of Executive Officers, the Compensation Committee has adopted the following philosophical positions and policies:

    - Deliver a significant portion of total compensation in equity-based awards, thereby aligning the financial interest of Executive Officers with stockholders and encouraging prudent long-term strategic decisions. Where feasible, based on market conditions and other factors, shares will be repurchased in the market to avoid stockholder dilution.

    - Tie compensation for Executive Officers to annual and long-term performance goals, which further aligns the interests of Executive Officers with those of stockholders and rewards Executive Officers for achievements.

    - Ensure that compensation opportunities are comparable with those at major competitors, so that the Firm may recruit and retain talented Executive Officers who are key to the Company's long-term success.

    The elements and weightings of the compensation program at the Company are comparable to those used in the investment banking industry, but are considerably different from those of other major corporations operating in different industries. The securities industry typically pays higher levels of compensation than other industries, such as manufacturing, transportation, utilities or retail. The nature of the securities industry requires that the workforce consist of a large percentage of highly skilled professionals, who are in great demand due to the revenue they can generate. Competitive pressure to hire these professionals results in high levels of compensation in order to attract and retain the talent needed to compete effectively.

    Total compensation is comprised of base salary and both cash and noncash incentive compensation. Base salaries are intended to make up a small portion of total compensation. The greater part of total compensation is based on the Company's financial performance and other factors and is delivered through a combination of cash and equity-based awards. This approach results in overall compensation levels which follow the financial performance of the Company.

    As in 1996, 1997 and 1998, a key element of Executive Officer compensation for Fiscal 1999 was pre-established compensation formulas for each Executive Officer, which in Fiscal 1999 were based on the Company's return on equity. The formulas were intended to provide a specific amount of cash and Restricted Stock Units ("RSUs"), which are subject to significant vesting and forfeiture restrictions, and cannot be sold or transferred until converted to Common Stock.

    As in 1996, 1997 and 1998, Fiscal 1999 Executive Officer Compensation included a long-term incentive plan ("LTIP") as a component of total compensation. Whereas the cash and RSU components of total compensation are based upon annual performance goals, the LTIP awards Performance Stock Units ("PSUs") over a longer period. Under the LTIP, the Company's return on equity, its relative performance with a competitor group and the share price of the Company, together determine an award of RSUs which vest in one-third increments in 2002 through 2004. The performance component of the LTIP seeks to further align executive performance with Stockholder interests. The vesting component seeks to encourage the retention of talented executives, particularly if the Company's return on equity and stock price result in a meaningful award.

    The Compensation Committee also utilized stock option awards in Fiscal 1999 to further encourage Executive Officers to strive for long-term Stockholder value. The options were awarded with exercise prices equal to fair market value on the date of the grant, and will vest in four and one-half years. Vesting accelerates ratably in thirds as the market price of the Common Stock increases to levels well above the issuance price. The Compensation Committee believes that options assist the Firm in maintaining a competitive compensation program.

    In determining overall Executive Officer compensation for Fiscal 1999, the Compensation Committee also considered a number of business factors and conditions. Fiscal 1999 was a record year for the Company which posted the highest level of revenues, pretax income, net income and return on equity in its history. Productivity improved, expenses were controlled and the balance sheet and liquidity were substantially strengthened. Share price was up significantly at fiscal year end 1999 from fiscal year end 1998. In addition, the Compensation Committee reviewed compensation provided in the prior year, along with estimates of compensation for the current year, for competitor firms. In making its determinations, the Compensation Committee had available to it third-party advisors knowledgeable of industry practices.

    In establishing Fiscal 1999 compensation for Richard S. Fuld, Jr., the Company's Chairman and Chief Executive Officer, the Compensation Committee considered the following performance factors (to which it did not assign any specific relative weights):

    - Overseeing the record financial results of the Company.

    - Further diversifying the sources of revenues by strengthening the Firm's higher margin businesses.

    - Maintaining discipline around expense reduction.

    On the general criteria of leadership, management and governance, it is the Compensation Committee's judgment that Mr. Fuld's Fiscal 1999 performance was above expectations. Notably, the actual financial results of the Company for Fiscal 1999 were significantly higher than for 1998. Since the major portion of Mr. Fuld's compensation is based on financial results, his Fiscal 1999 compensation reflects an increase from 1998.

    Section 162(m) of the Internal Revenue Code (the "Code") limits the tax deductibility of compensation in excess of $1 million unless the payments are made under qualifying performance-based plans. For the compensation year ended November 30, 1999, these procedures were adhered to. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to Executive Officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

                                          Compensation and Benefits Committee:
                                          John D. Macomber, Chairman
                                          John F. Akers
                                          Dina Merrill
                                          February 24, 2000

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last completed fiscal year, John D. Macomber, John F. Akers and Dina Merrill served on the Compensation Committee. None of these individuals has ever served as an officer or employee of the Firm.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows, for the years ended November 30, 1999, 1998 and 1997, as applicable, the cash and other compensation paid or accrued and certain long-term awards made to the Executive Officers for services in all capacities. Messrs. Gregory, Jack, Lessing, McKeever and Vanderbeek became Executive Officers in 1998. All Executive Officers, other than the Chairman, received the same total compensation, based on the same broad financial and other performance goals. The Compensation Committee believes this compensation structure will build a team/partnership approach at the most senior level of the Firm.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                        ANNUAL COMPENSATION                    AWARDS
                                               -------------------------------------   -----------------------
        NAME AND PRINCIPAL                                                             RESTRICTED   SECURITIES
           POSITION AT               FISCAL                            OTHER ANNUAL    STOCK UNIT   UNDERLYING      ALL OTHER
        NOVEMBER 30, 1999             YEAR      SALARY      BONUS      COMPENSATION    AWARDS (A)    OPTIONS     COMPENSATION (B)
----------------------------------  --------   --------   ----------   -------------   ----------   ----------   ----------------
R. S. Fuld, Jr....................    1999     $750,000   $4,500,000        $ 0        $7,500,350    400,000          $8,778
  Chairman and Chief Executive        1998      750,000    2,350,000          0        6,643,437     350,000           7,908
  Officer                             1997      750,000    3,125,000          0        5,536,325     325,000           7,570

J. L. Cecil.......................    1999     $450,000   $3,550,000        $ 0        $4,285,914    350,000          $    0
  Chief Financial and                 1998      450,000    2,300,000          0        3,928,915     300,000               0
  Administrative Officer              1997      450,000    3,300,000          0        3,214,640     225,000               0

J. M. Gregory.....................    1999     $450,000   $3,550,000        $ 0        $4,285,914    350,000          $4,810
  Head of Global Equities             1998      450,000    2,300,000          0        3,928,915     300,000           4,333

B. H. Jack........................    1999     $450,000   $3,550,000        $ 0        $4,285,914    350,000          $    0
  Head of Investment Banking          1998      450,000    2,300,000          0        3,928,915     300,000               0

S. M. Lessing.....................    1999     $450,000   $3,550,000        $ 0        $4,285,914    350,000          $2,114
  Head of Global Sales and            1998      450,000    2,300,000          0        3,928,915     350,000           1,905
  Research

M. F. McKeever....................    1999     $450,000   $3,550,000        $ 0        $4,285,914    350,000          $    0
  Head of Private Equity              1998      450,000    2,300,000          0        3,928,915     300,000               0

J. Vanderbeek.....................    1999     $450,000   $3,550,000        $ 0        $4,285,914    350,000          $  709
  Head of Fixed Income                1998      450,000    2,300,000          0        3,928,915     300,000             610

------------------------

(a) Fiscal 1999 amounts represent RSUs awarded under the Company's 1996 Management Ownership Plan. The values indicated are based on the closing trading price of the Common Stock on the NYSE for November 30, 1999, $76.375, which is also the undiscounted award price for the Fiscal 1999 awards. However, RSUs actually are issued at a discount because they are subject to significant vesting and forfeiture restrictions and cannot be sold or transferred until they convert to Common Stock on November 30, 2004. Dividends are payable by the Company on all such holdings from their date of the award, and are reinvested in additional RSUs.

    At November 30, 1999, the total number of RSUs held by Messrs. Fuld, Cecil, Gregory, Jack, Lessing, McKeever and Vanderbeek is 1,258,489.01, 785,915.77, 832,338.36, 514,653.99, 653,396.63, 537,640.55 and 535,012.48, respectively.
    The value of these holdings at the November 30, 1999 closing price per share of Common Stock of $76.375 is $96,117,098, $60,024,317, $63,569,842,
    $39,306,698, $49,903,168, $41,062,297 and $40,861,578, respectively.

(b) Amounts reported under "All Other Compensation" for Fiscal 1999 consist of the dollar value of above-market earnings on deferred compensation. Included are credits to compensation deferred pursuant to the Executive and Select Employees Plan, which was established in 1985, and Lehman Brothers Kuhn Loeb Deferred Compensation Plans, which were established in 1977 and 1980.

    The following table contains information concerning the grant of nonqualified stock options in Fiscal 1999 to the Executive Officers. These hypothetical present values are presented pursuant to SEC rules even though there is no assurance that such values will ever be realized. The actual amount, if any, realized upon the exercise of stock options would depend upon the market price of Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF      PERCENT OF
                                    SECURITIES    TOTAL OPTIONS
                                    UNDERLYING      GRANTED TO       EXERCISE                   GRANT DATE
                                      OPTIONS       EMPLOYEES      OR BASE PRICE   EXPIRATION    PRESENT
               NAME                 GRANTED (A)   IN FISCAL YEAR     PER SHARE        DATE      VALUE (B)
               ----                 -----------   --------------   -------------   ----------   ----------
R. S. Fuld, Jr....................    350,000          3.2%           $40.875      12/13/2003   $3,087,000
                                       50,000          0.5%            76.875      11/30/2004      995,500
J. L. Cecil.......................    300,000          2.8%            40.875      12/13/2003    2,646,000
                                       50,000          0.5%            76.875      11/30/2004      995,500
J. M. Gregory.....................    300,000          2.8%            40.875      12/13/2003    2,646,000
                                       50,000          0.5%            76.875      11/30/2004      995,500
B. H. Jack........................    300,000          2.8%            40.875      12/13/2003    2,646,000
                                       50,000          0.5%            76.875      11/30/2004      995,500
S. M. Lessing.....................    300,000          2.8%            40.875      12/13/2003    2,646,000
                                       50,000          0.5%            76.875      11/30/2004      995,500
M. F. McKeever....................    300,000          2.8%            40.875      12/13/2003    2,646,000
                                       50,000          0.5%            76.875      11/30/2004      995,500
J. Vanderbeek.....................    300,000          2.8%            40.875      12/13/2003    2,646,000
                                       50,000          0.5%            76.875      11/30/2004      995,500

------------------------

(a) Five-year nonqualified stock options were granted on December 14, 1998 and December 1, 1999. These options are exercisable in one-third increments when the closing price of the Common Stock on the NYSE reaches $55, $65 and $75, respectively for the December 14, 1998 grant and $90, $100 and $110, respectively for the December 1, 1999 grant, for 15 out of 20 consecutive trading days or, if sooner, become exercisable entirely in four and one-half years after the date of grant.

(b) These values were calculated using the Black-Scholes option pricing model as of the grant date. The Black-Scholes model is a mathematical formula that is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options which is not true for the Company's options granted to Executive Officers. Therefore, certain discounting assumptions about the time of exercise and risk of forfeiture were applied, as indicated below.

    The following assumptions were used in employing the Black-Scholes option pricing model: an exercise price equal to the closing price of the Common Stock on the date of grant; an expected option life of approximately three years; a dividend rate of $0.30 per share for the December 14, 1998 grant and $0.36 per share for the December 1, 1999 grant; a risk-free rate of return equal to the yield for the U.S. Treasury Strip security with a maturity date closest to the expected option life of the grant; an expected Common Stock price volatility rate based on historical volatility; and a 10% per annum adjustment for nontransferability or risk of forfeiture during the vesting period.

    The following table sets forth information concerning the exercise of stock options during Fiscal 1999 by each of the Executive Officers and the fiscal year-end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING               VALUE OF UNEXERCISED
                                   SHARES                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                  ACQUIRED                        AT FISCAL YEAR END          AT FISCAL YEAR END (B)
                                     ON           VALUE       ---------------------------   ---------------------------
             NAME               EXERCISE (A)   REALIZED (A)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  ------------   ------------   -----------   -------------   -----------   -------------
R. S. Fuld, Jr................    189,269       $6,553,756     1,781,653       166,667      $80,507,127    $4,141,679
J. L. Cecil...................          0                0       907,000       150,000       35,297,875     3,550,000
J. M. Gregory.................          0                0     1,038,000       150,000       42,355,875     3,550,000
B. H. Jack....................          0                0       776,835       150,000       28,604,566     3,550,000
S. M. Lessing.................     85,835        3,787,469     1,166,000       150,000       49,746,500     3,550,000
M. F. McKeever................          0                0       758,000       150,000       27,627,500     3,550,000
J. Vanderbeek.................          0                0       795,000       150,000       29,546,875     3,550,000

------------------------

(a) Only those options scheduled to expire during Fiscal 1999 were exercised by executive officers. No discretionary exercises occurred during the year.

(b) Aggregate values shown above represent the excess of $76.375 per share, the closing price of the Common Stock on November 30, 1999 on the NYSE, over the respective exercise prices of the options. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected above will be realized.

                                PENSION BENEFITS

    Lehman Brothers Holdings Inc. Retirement Plan (the "Holdings Retirement Plan") is a funded, qualified, noncontributory, integrated, defined benefit pension plan covering eligible employees.

    All employees of the Company or a designated subsidiary who have attained the age of 21 and completed one year of service are generally eligible to participate in the Holdings Retirement Plan. The Holdings Retirement Plan formula provides for an annual retirement benefit payable at age 65, calculated as a straight life annuity. Pensionable earnings are total Form W-2 earnings (plus elective deferrals under the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan and certain other health plan deferral amounts) up to the Internal Revenue Service maximum of $150,000 in 1995 and 1996. For each year of plan participation prior to 1989, the annual accrual was based on percentages of pensionable earnings up to and in excess of the social security taxable wage base. After 1988 the annual accrual is equal to one percent of pensionable earnings up to the average Social Security taxable wage base plus 1.65% of pensionable earnings in excess of the average taxable wage base. Generally, participants have a nonforfeitable right to their accrued benefits upon completing five years of vesting service. As of November 30, 1999, the estimated annual projected benefits payable upon retirement at a normal retirement age of 65 for Messrs. Fuld, Cecil, Gregory, Jack, Lessing, McKeever and Vanderbeek are approximately $96,480, $54,840, $104,856, $89,127, $102,882, $94,607 and
$97,344, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company has adopted a nonqualified, noncontributory Supplemental Retirement Plan ("SRP") covering members of the Executive Committee of the Company who are at least age 60 and who have completed at least five years of service or whose age plus service equals or exceeds 85. The SRP is a defined benefit plan and provides for the payment of reduced benefits payable at age 60 if the participant is above age 45 and has completed five years of service. Benefits are not payable in cases of termination or employment by a competitor. In addition, eligibility for SRP benefits is subject to continued employment through July 1, 2001. As of November 30, 1999, the estimated annual projected benefits payable upon retirement at age 60 for Mr. Fuld are $1.25 million, and for each of Messrs. Cecil, Gregory, Jack, Lessing, McKeever and Vanderbeek are $700,000. In the event of a change in control, vesting is accelerated.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL ARRANGEMENTS

    Pursuant to its authority to accelerate vesting and waive the transfer restrictions for grants of RSUs, in 1994 the Compensation Committee determined to accelerate the vesting and waive the transfer restrictions of the RSUs received by the Executive Officers (and made comparable provisions for all other employees) in the event of a Hostile Change of Control, which generally means a tender offer, acquisition of 20% of the Company's voting securities or a change of a majority of the incumbent Board of Directors, in each case without the prior approval of a majority of the independent members of the incumbent Board of Directors. To the extent there is a Change of Control which is not Hostile, then the RSUs would be paid out but the difference between the acquisition price and the RSU value at grant would be deferred for the shorter of two years or the term of any remaining restrictions and the conditions of the original RSU grant would govern the deferred amounts. Comparable arrangements were implemented for options and restricted stock held by the Executive Officers and all other employees. In the case of PSU award grants made in 1996 the number of RSUs payable upon a Change of Control would be approximately twice, and in the case of PSU award grants made in 1997 would be approximately 2.5 times, the number of RSUs otherwise payable (which aggregate payouts, upon a Change of Control, would represent the full awards earned pursuant to the performance formula). In addition, under a Cash Awards Plan, if a Change of Control occurs within six months after a grant of RSUs, then the Chief Executive Officer receives a payment equal to 350% of his previous annual cash compensation, the Chief Administrative Officer shall receive 300% and the other participants shall receive from 200% to 300%.

                               PERFORMANCE GRAPH

    The performance graph below illustrating cumulative stockholder return compares the performance of the Common Stock, measured at each of the Company's last five fiscal year-ends, with that of (1) an index comprised of the common stocks of The Bear Stearns Companies Inc., Donaldson, Lufkin & Jenrette, Inc., J.P. Morgan & Co. Incorporated and Paine Webber Group, Inc. (the "Peer Group"), and (2) the S&P 500 Index. Because Donaldson, Lufkin & Jenrette, Inc. has been a publicly traded company only since October 1995, its common stock is not included in the Peer Group index results for fiscal 1995.

    The graph assumes $100 was invested in the Common Stock and each index on November 30, 1994, and that all dividends were reinvested in full. The investment in the stocks comprising the peer group index has been weighted at the beginning of each measurement period according to the issuing companies' market capitalizations, in accordance with SEC rules.

                            CUMULATIVE TOTAL RETURN
                FOR LEHMAN BROTHERS HOLDINGS INC. COMMON STOCK,
                    A PEER GROUP INDEX AND THE S&P 500 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               11/94   11/95   11/96   11/97   11/98   11/99
LEHMAN BROTHERS HOLDINGS INC.  100.00  153.61  199.32  348.17  346.20  532.14
PEER GROUP                     100.00  143.24  178.46  255.20  261.05  312.43
S & P 500                      100.00  136.98  175.15  225.09  278.35  336.52

                                                          CUMULATIVE TOTAL RETURN (IN DOLLARS)
                                             ---------------------------------------------------------------
                                             11/30/94   11/30/95   11/29/96   11/28/97   11/30/98   11/30/99
                                             --------   --------   --------   --------   --------   --------
Lehman Brothers Holdings Inc...............   100.00     153.61     199.32     348.17     346.20     532.14
Peer Group.................................   100.00     143.24     178.46     255.20     261.05     312.43
S & P 500..................................   100.00     136.98     175.15     225.09     278.35     336.52

   CERTAIN TRANSACTIONS AND AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

    In the ordinary course of business, the Firm from time to time engages in transactions with other corporations or financial institutions whose officers or directors are also Executive Officers or Directors of the Company. Transactions with such corporations and financial institutions are conducted on an arm's-length basis and may not come to the attention of the Directors or Executive Officers of the Company or those of the other corporations or financial institutions involved.

    From time to time, Executive Officers and Directors of the Company and their associates may be indebted to the Company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be indebted to LBI, as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness is in the ordinary course of business, is substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve a more than normal risk of collectibility or present other unfavorable features. In addition, such Executive Officers, Directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Firm, such as investment services, limited partnership investments and financial counseling, on terms similar to those extended to employees of the Company generally. From time to time since the beginning of Fiscal 1999, the Company, through certain of its subsidiaries, in the ordinary course of business has provided investment, financial advisory and other services to certain corporations and entities with which its Directors and prior Directors are affiliated.

    In April 1999, the Company entered into a one-year consulting agreement with Henry Kaufman & Company, Inc. ("HK Company") pursuant to which HK Company provides, upon request, advice to the Firm on global initiatives, economic forecasts and other matters. HK Company receives a consulting fee of $12,500 per month. Henry Kaufman, a Director of the Company, is a principal of HK Company.

    Lehman Brothers Capital Partners III, L.P. ("Capital Partners III") is a limited partnership established in 1995 to provide senior officers and other employees, consultants and directors of the Firm with the opportunity to invest in a portfolio of investment opportunities. Capital Partners III may enter into high-risk investment opportunities of all kinds in all markets globally. Each of the Executive Officers and Messrs. Berlind and Kaufman are limited partners in Capital Partners III. The Company as general partner is making a capital contribution to Capital Partners III of up to $200 million and the limited partners are contributing an aggregate of $25 million. The amount of the general partner's capital contribution, together with a fixed return thereon, will generally be distributed to the general partner before any distributions are made to the limited partners. After the general partner has received back its capital contribution and fixed return, any subsequent profits are allocated 90% to the limited partners and 10% to the general partner. During Fiscal 1999, Messrs. Berlind, Kaufman, Cecil, Fuld, Gregory, Jack, Lessing, McKeever and Vanderbeek received $66,000 and 12,424 shares of common stock of L-3 Communications Holdings, Inc. (such stock, the "L-3 Common Shares"), $66,000 and 12,424 L-3 Common Shares, $132,000 and 24,848 L-3 Common Shares, $231,000 and
43,484 L-3 Common Shares, $165,000 and 31,060 L-3 Common Shares, $66,000 and
12,424 L-3 Common Shares, $132,000 and 24,848 L-3 Common Shares, $82,500 and
15,530 L-3 Common Shares, and $82,500 and 15,530 L-3 Common Shares, respectively, in distributions from Capital Partners III.

    Lehman Brothers Venture Capital Partners I L.P. ("Venture") is a limited partnership established in 1999 to provide senior officers and other employees, directors and consultants of the Firm with the opportunity to invest in a private equity fund. Venture will co-invest with a Lehman Brothers subsidiary, LB I Group Inc., and with Lehman Brothers Venture Partners L.P., a private equity fund organized for third party investors, generally in proportions based upon the respective outstanding capital commitments of the three investing entities. A subsidiary of the Company acts as general partner for Venture. The investment objective of Venture is to seek substantial capital appreciation through venture capital investments. Venture has capital commitments of $60.8 million from the limited partners and $0.6 million from the general partner, respectively. The Executive Officers and Messrs. Berlind and Cruikshank are limited partners in Venture. Distributions of investment proceeds in respect of a venture capital investment will be made to the limited partners and the general partner pro rata in proportion to each of their capital contributions.

                    CERTAIN TRANSACTIONS AND AGREEMENTS WITH
                       AMERICAN EXPRESS AND SUBSIDIARIES

    American Express has invested $29.4 million in two merchant banking partnerships in which subsidiaries of the Company act as general partner, and American Express received partnership distributions in an aggregate amount of $196,703 in respect of these investments in Fiscal 1999.

    Lehman Brothers Financial Resource Accounts include, as one of the features of the integrated financial services accounts, the Gold Card issued by American Express Travel Related Services Company, Inc. ("TRS"), for which LBI pays TRS a portion of the fees received from the holders. TRS also provides the Corporate Card to employees of the Firm, for which TRS has waived all annual fees. In January 1994, the Company agreed to consolidate all of the Firm's domestically initiated business travel reservations through TRS Travel Center in Omaha. LBI and TRS agreed in March 1997 to extend such arrangements with respect to the Corporate Card and travel services until June 30, 2000, with TRS as the sole provider of such services.

    In August 1990, American Express agreed to guarantee certain payments to employees who were then active employees of the Company under certain deferred compensation programs. As of December 31, 1999, deferred compensation with an aggregate balance of approximately $137 million was covered by this guarantee. The Company pays American Express an annual fee equal to 0.625% on approximately two-thirds of the outstanding balance under such deferred compensation plans, in consideration of American Express maintaining the guarantee, which is scheduled to expire in August 2000.

    On June 28, 1991, the Company sold its subsidiary, The Balcor Company, to a wholly owned subsidiary of American Express. In connection therewith, there remains an interest bearing note with an unpaid principal amount of approximately $88.4 million as of December 31, 1999, with a maturity of December 31, 2000, payable by American Express to the Company.

    During Fiscal 1999, the Company repurchased from American Express
$220 million (aggregate liquidation preference) of the Series B Preferred Stock at par.

    The Firm, from time to time, provides investment banking, commercial paper placement, brokerage and various other financial services such as repurchase transactions, investment advisory, strategic advisory and derivative products to American Express and its subsidiaries, including acting as placement agent for medium-term notes, dealer for commercial paper and advisor regarding certain dispositions. The Firm, American Express and its subsidiaries also engage in the ordinary course of business in various trading and short-term funding transactions, including foreign exchange and precious metals transactions. In addition to the services referred to above, American Express and its subsidiaries provide banking and other financial services to the Firm. All of these transactions are done on an arm's-length basis with customary fees.

    The Company and American Express entered into an Agreement dated May 26, 1994 (the "Tax Allocation Agreement"), which provided for the allocation, settlement and payment of the Company's federal, state and local income tax liabilities for the years during which the Company and any of its subsidiaries were included in the American Express consolidated Federal income tax return or any combined or unitary state and local tax returns. Under the terms of the Tax Allocation Agreement, American Express retained significant control and discretion over issues relating to the allocation, settlement and payment of the covered tax liabilities, including the resolution of proposed audit adjustments. For income tax filings relating to periods commencing on or after June 1, 1994 (the spin-off date), the Company files its own consolidated Federal income tax return and applicable state and city filings.

    The Company, LBI and Lehman Commercial Paper Inc. (collectively, the "LB Co-tenants") are co-tenants together with American Express and certain of its subsidiaries (the "AXP Co-tenants" and, together with the LB Co-tenants, the "Co-tenants") of the leasehold interest in 3 World Financial Center in New York City (the "Property"). The Co-tenants' relationship with respect to the Property is governed by an Agreement of Tenants-In-Common. The agreement provides, among other things, that each Co-tenant is obligated to pay its proportionate share of all Property obligations and limits the actions that may be taken by individual Co-tenants. The AXP Co-tenants and LB Co-tenants are liable, on a limited recourse basis, for their proportionate share of the debt (zero-coupon notes which mature in December 2000) issued by the Co-tenants to finance the Property. The LB Co-tenants' share of such debt as of December 31, 1999 amounts to approximately $191.7 million and has been guaranteed by American Express. Such debt is secured by a first mortgage granted on the interest of the Co-tenants as tenants-in-common in the Property.

            CERTAIN TRANSACTIONS WITH OTHER INSTITUTIONAL INVESTORS
                             AND THEIR SUBSIDIARIES

    In June 1999 Fidelity and the Company announced an alliance across a broad spectrum of investment products, research, and distribution channels. Under the alliance, certain of Fidelity's brokerage clients will gain greater access to a wide range of equity and fixed income products, including Lehman Brothers research and the possibility of participating in Lehman Brothers lead-managed initial and secondary public offerings, and Fidelity will be the principal channel for Lehman Brothers to distribute underwritten securities to eligible retail brokerage customers outside its own network of high net worth retail brokers.

    In the ordinary course of business and at customary and usual fees therefor, the Firm may provide to Fidelity and its subsidiaries, Prudential and its subsidiaries, and other institutional stockholders, brokerage and other financial services; on the same basis, such companies may provide mutual fund, insurance and other financial services to the Firm.

                                   PROPOSAL 2
            RATIFICATION OF THE COMPANY'S SELECTION OF ITS AUDITORS

    The Board of Directors recommends to the Stockholders that they ratify the selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Firm for Fiscal 2000.

    The affirmative vote of the majority of Voting Stock present in person or by proxy at the meeting is required to ratify the selection of auditors.

    In the event that the Stockholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its Stockholders.

    For Fiscal 1999, fees related to the annual examination of the Firm's financial statements amounted to approximately $5.3 million.

    A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

                                   PROPOSAL 3
            AMENDMENT TO THE 1996 MANAGEMENT OWNERSHIP PLAN RELATING
        TO THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE TO BE GRANTED

    The Board of Directors recommends to the Stockholders that they approve the 1996 Plan Amendment. Such approval would amend Section 3 of the 1996 Plan to increase the number of shares of Common Stock with respect to which awards may be granted under the 1996 Plan from 15.5 million to 21 million shares.

    The 1996 Plan is administered by the Compensation Committee, which is currently comprised exclusively of Non-employee Directors. The 1996 Plan provides for the granting of incentive and non-qualified stock options, stock appreciation rights and other stock-based awards, including restricted stock, RSUs and PSUs ("Awards"), to officers holding the title of Senior Vice President or above. The Compensation Committee has discretion to select the individuals to whom Awards will be granted and to determine the type, size and terms of each Award and the authority to administer, construe and interpret the 1996 Plan. As of the Record Date, approximately 1,240 individuals were eligible to participate in the 1996 Plan.

    As of the Record Date, the Company had granted awards under the 1996 Plan with respect to 13.065 million shares of Common Stock. The Board of Directors believes approval of an additional 5.5 million shares is advisable in order to permit the Company to continue to compensate senior officers in part with RSUs, options and other stock-based awards instead of cash. Stock-based awards provide an incentive to management to continue to work for the financial success of the Company and encourage management to remain with the Company.

    The relevant section of the 1996 Plan, as it would be amended by the 1996 Plan Amendment, is attached hereto as Appendix A. The change that would result from the 1996 Plan Amendment is marked on such Appendix.

    The affirmative vote of the majority of Voting Stock present in person or by proxy at the meeting is required to ratify the 1996 Plan Amendment. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as votes against the proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

MATERIAL PROVISIONS OF THE 1996 PLAN

    The Board of Directors (the "Board") adopted the 1996 Plan on January 30, 1996, subject to approval by the Company's Stockholders, which was obtained on April 10, 1996. Stockholder approval will permit the Company to maintain the tax-deductible status of any RSUs and other stock-based awards to the Company's Chief Executive Officer and any other executive officers. The 1996 Plan is designed to permit it to be administered to grant "performance-based" awards to executive officers which are intended to qualify for tax deductibility under
Section 162(m) of the Code. The 1996 Plan is administered by the Compensation Committee, which is currently comprised exclusively of Non-employee Directors.

    The shares of Common Stock issuable under the 1996 Plan may be authorized but unissued shares, treasury shares or any combination thereof. If any shares of Common Stock subject to repurchase or forfeiture rights are reacquired by Holdings or if any Award is canceled, terminates or expires unexercised, the shares of Common Stock which were issued or would have been issuable pursuant thereto will become available for new Awards. No individual may receive options, stock appreciation rights ("SARs") or other stock-based Awards during a calendar year attributable to more than one million shares of Common Stock, subject to adjustment in accordance with the terms of the 1996 Plan.

    An individual to whom an Award is made has no rights as a stockholder with respect to any Common Stock issuable pursuant to the Award until the date of issuance of the stock certificate for such shares upon payment of the Award. Notwithstanding the foregoing, such individual may be able to provide voting instructions to the 1997 Trust Trustee with respect to Trust Shares relating to such Award. See "Introduction--Vote By Proxy" and "--The Voting Stock."

    Set forth below are the types of Awards which may be granted under the 1996 Plan.

    STOCK OPTIONS. A stock option, which may be a non-qualified or an incentive stock option (each, an "Option"), is the right to purchase a specified number of shares of Common Stock at a price (the "Option Price") fixed by the Compensation Committee. The Option Price of an Option may be no less than the fair market value of the underlying Common Stock on the date of grant.

    Unless otherwise provided in the Optionee's award agreement, options are not transferable during the Optionee's lifetime and generally will expire not later than ten years after the date on which they are granted. Options become exercisable at such times and in such installments as the Compensation Committee shall determine. The Compensation Committee may also accelerate the period for exercise of any or all Options held by an Optionee. Payment of the Option price must be made in full at the time of exercise in cash, by tendering to the Company Common Stock having a fair market value equal to the Option price, or, if authorized by the Compensation Committee, by certain withholding methods which constitute a cashless exercise or by pledging shares of Common Stock as security for a loan to pay the exercise price or by other means that the Compensation Committee deems appropriate. The Compensation Committee may, at the time of the grant of an Option or thereafter, grant a Limited Right, defined as a right to surrender to Holdings all or a portion of the related Option in connection with a Change in Control. In exchange for such surrender, the Optionee would receive a payment in an amount equal to the number of shares subject to the Option multiplied by the excess of the higher of (i) the highest price per share of Common Stock paid in certain Change in Control transactions or (ii) the highest fair market value per share of Common Stock at any time during the 90-day period preceding such a Change in Control over the Option price of the Option to which the Limited Right relates. A Limited Right can be exercised within the 30-day period following a Change in Control. A Limited Right will only be exercisable during the term of the related Option. A "Change in Control" is deemed to occur when: (i) 20% or more of the combined voting power of Holdings' voting securities is acquired in certain instances; (ii) individuals who are members of Holdings' Board prior to the Change in Control cease, subject to certain exceptions, to constitute at least a majority of such Board; or (iii) Stockholders approve certain mergers, consolidations, reorganizations, a liquidation of Holdings or an agreement for the sale or other disposition of all or substantially all the assets of Holdings.

    STOCK APPRECIATION RIGHTS. A SAR may be granted alone or in tandem with Options. Upon exercise, a stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over the per share grant or option price, as applicable (or some lesser amount as the Compensation Committee may determine at the time of grant), multiplied by the number of shares of Common Stock with respect to which the stock appreciation right is exercised. Upon the exercise of a stock appreciation right granted in connection with a stock option, the stock option shall be canceled to the extent of the number of shares as to which the stock appreciation right is exercised, and upon the exercise of a stock option granted in connection with a stock appreciation right or the surrender of such stock option, the stock appreciation right shall be canceled to the extent of the number of shares as to which the stock option is exercised or surrendered. The Compensation Committee shall determine whether the stock appreciation right shall be settled in cash, Common Stock or a combination of cash and Common Stock. The Compensation Committee may, at the time of the grant of a SAR unrelated to an Option or thereafter, grant a Limited Right in tandem with the SAR which will operate in a manner comparable to the Limited Right described above under the caption "Stock Options."

    OTHER STOCK-BASED AWARDS. Other Awards of Common Stock and Awards that are valued in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock (all such Awards being referred to herein as "Other Stock-based Awards"), may be granted under the 1996 Plan in the discretion of the Compensation Committee. Other Stock-based Awards shall be in such form as the Compensation Committee shall determine, including without limitation,
(i) the right to purchase shares of Common Stock, (ii) shares of Common Stock subject to restrictions on transfer until the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Compensation Committee; and (iii) shares of Common Stock issuable upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Compensation Committee. Other Stock-based Awards may be granted alone or in addition to any other Awards made under the Plan. Subject to the provisions of the Plan, the Compensation Committee shall have sole and absolute discretion to determine to whom and when such Other Stock-based Awards will be made, the number of shares of Common Stock to be awarded under (or otherwise related to) such Other Stock-based Awards and all other terms and conditions of such Awards. The Compensation Committee shall determine whether Other Stock-based Awards shall be settled in cash, Common Stock or a combination of cash and Common Stock.

    With respect to any RSUs granted under the Plan, the obligations of the Company or any Subsidiary are limited solely to the delivery of shares of Common Stock on the date when such shares of Common Stock are due to be delivered under each Agreement, and in no event shall the Company of any Subsidiary become obligated to pay cash in respect of such obligation (except that the Company or any Subsidiary may pay to Participants amounts in cash in respect of a restricted stock unit equal to cash dividends paid to a holder of shares of Common Stock).

    The Compensation Committee shall establish the performance objectives that must be attained in order for the Company to grant other Other Stock-based Awards. Accordingly, unless the Compensation Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), the performance objectives for awards made under the 1996 Plan will be based upon one or more of the following criteria: (i) before or after tax net income; (ii) earnings per share;
(iii) book value per share; (iv) stock price; (v) return on Stockholders' equity; (vi) the relative performance of peer group companies; (vii) expense management; (viii) return on investment; (ix) improvements on capital structure;
(x) profitability of an identifiable business unit or product; (xi) profit margins; (xii) budget comparisons; and (xiii) total return to Stockholders. Participants who have primary responsibility for a business unit of the Company may be measured on business unit operating profit, business unit operating profit as a percent of revenue, and/or measures related to business unit profitability above its cost of capital, in place of some or all of the corporate performance measures. The Compensation Committee must certify as to the attainment of the applicable performance goals prior to payment of any Other Stock-based Award, and may reduce the amount of any Other Stock-based Award.

    ADDITIONAL INFORMATION. Under the 1996 Plan, if there is any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, combination, subdivision or exchange of shares, recapitalization, merger, consolidation, reorganization or other extraordinary or unusual event, the Compensation Committee shall direct that appropriate changes be made in the number or kind of securities that may be issued under the 1996 Plan and in the terms of the outstanding Awards. The Compensation Committee may accelerate or waive vesting or exercise periods or the lapse of restrictions on all or any portion of any Award or extend the exercisability of Options or SARs.

    Unless otherwise provided in an individual's award agreement, an individual's rights under the 1996 Plan may not be assigned or transferred (except in the event of death). The Company shall have the right to deduct from all amounts paid to any Participant in cash (whether under the Plan or otherwise) any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Compensation Committee's discretion, the participant may be required to pay to the Company the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Company shall have the right to retain the number of shares of Common Stock the fair market value of which equals the amount required to be withheld. Without limiting the foregoing, the Compensation Committee may, in its discretion and subject to such conditions as it shall impose, permit share withholding to be done at the Participant's election.

    No Awards may be granted on or after the tenth anniversary of the date of the adoption of the 1996 Plan by Holdings. The Compensation Committee or the Board may amend, suspend or terminate the 1996 Plan or any portion hereof at any time, provided that no amendment shall be made without approval of the Stockholders which shall (i) increase (except as provided in the 1996 Plan) the total number of shares or the percentage of shares reserved for issuance pursuant to the Plan; (ii) change the class of employees eligible to be participants; or (iii) extend the date after which Awards cannot be granted under the 1996 Plan.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. Certain of the federal income tax consequences to Optionees and their employers of Options granted under the 1996 Plan should generally be as set forth in the following summary:

    An employee to whom an incentive stock option ("ISO") which qualifies under
Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the employee's employer upon the grant or exercise of such ISO. However, upon the exercise of an ISO, the excess of the fair market value over the Option exercise price will be a tax preference item in the year of the exercise of the ISO, pursuant to special alternative minimum tax rules which apply for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a mid-term or long-term capital gain or loss, as the case may be, depending on the holding period, equal to the difference, if any, between the sale prices of such shares and the Option exercise price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income in such amounts as are prescribed by the Code and regulations thereunder, and the employee's employer will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

    An individual to whom a non-qualified Option is granted will not recognize income at the time of the grant of such Option. When such Optionee exercises such non-qualified Option, the Optionee will recognize ordinary compensation income equal to the difference, if any, between the Option Price paid and the fair market value, as of the date of option exercise, of the share the Optionee receives. The tax basis of such shares to such Optionee will be equal to the Option Price paid plus the amount includible in the Optionee's gross income, and the Optionee's holding period for such shares will commence on the day after which the Optionee recognized taxable income in respect of non-qualified in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, the employer of such Optionee will generally be entitled to a federal income tax deduction in respect of non-qualified Options in an amount equal to the ordinary compensation income recognized by the Optionee. Any compensation includible in the gross income of an employee in respect of a non-qualified Option will be subject to appropriate federal, state, local and foreign income and employment taxes.

    The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Options or their employers or to describe tax consequences based on particular circumstances and does not address Awards other than options. It is based on federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. Employees who receive Options/other Awards under the 1996 Plan should therefore consult their own tax advisors regarding the federal, state and local income tax consequences of the 1996 Plan and of the Options/other Awards granted pursuant thereto.

                                 OTHER MATTERS

    Management does not know of any business to be transacted at the meeting other than as indicated herein. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

    You are urged to sign, date and return the enclosed proxy card as promptly as possible, using the prepaid envelope provided for such purpose, or vote online or by telephone according to the instructions on the proxy. It is hoped that registered Stockholders will give us advance notice of their plans to attend the Annual Meeting by marking the box provided on the proxy card or by registering their intention when voting online or by telephone.

    If you will need special assistance at the Annual Meeting because of a disability, please contact the Corporate Secretary of the Company, Ms. Jennifer Marre, at (212) 526-1936 or at jmarre@lehman.com. Directions to the meeting are on the last page of this Proxy Statement.

    DEADLINE FOR SUBMITTING PROPOSALS FOR NEXT YEAR'S MEETING. Stockholders who intend to present proposals for inclusion in the proxy material to be distributed by the Company in connection with the Company's 2001 Annual Meeting of Stockholders must submit their proposals to the Corporate Secretary of the Company on or before October 27, 2000.

    In addition, in accordance with Article II, Section 9 of the Company's By-Laws, in order to be properly brought before the 2001 Annual Meeting, a matter must have been (a) specified in a notice of meeting given by or at the direction of the Board of Directors (which would be accomplished if a stockholder proposal were received by the Secretary of the Company as set forth in the preceding paragraph), (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. Accordingly, any notice given by or on behalf of a stockholder pursuant to the foregoing clause (c) in connection with the 2001 Annual Meeting must be received no later than January 4, 2001.

                                          Jennifer Marre
                                          Secretary

New York, New York
February 24, 2000

                                                                      APPENDIX A

                                EXCERPT FROM THE
                         LEHMAN BROTHERS HOLDINGS INC.
                         1996 MANAGEMENT OWNERSHIP PLAN

    If the 1996 Plan Amendment is approved, Section 3 of the 1996 Plan would be amended to read as follows:

SECTION 3--SHARES SUBJECT TO THE PLAN

    (a) Shares of Common Stock which may be issued under the Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held in the Company's treasury, or any combination thereof. Subject to adjustment as provided in Section 14, the number of shares of Common Stock with respect to which Awards (whether distributable in shares of Common Stock or in cash) may be granted under the Plan shall be 15.5 million(1)
21 MILLION(2) shares. The maximum number of shares of Common Stock available for stock options, stock appreciation rights or other Stock-based Awards that may be granted to a Participant during a calendar year shall not exceed one million.

    (b) Notwithstanding the last sentence of Section 3(a), to the extent that the number of shares of Common Stock with respect to which Awards may be granted under the Plan in any calendar year exceeds the number of shares of Common Stock with respect to which Awards were granted under the Plan during that calendar year, such excess shall be available for grant under the Plan in succeeding calendar years.

    (c) In the event that any other Award subject to repurchase or forfeiture rights is reacquired by the Company or if any Award is canceled, terminates or expires unexercised (except with respect to a stock option which terminates on the exercise of a stock appreciation right) for any reason under the Plan, any Common Stock allocated in connection with such Award, shall thereafter again be available for grant pursuant to the Plan.

------------------------

(1) Underscored language appears in the 1996 Plan as currently in effect and will be deleted if the 1996 Plan Amendment is approved at the 2000 Annual Meeting.

(2) Language in bold type will be included in the 1996 Plan if the 1996 Plan Amendment is approved at the 2000 Annual Meeting.

                DIRECTIONS TO THE LEHMAN BROTHERS HOLDINGS INC.
                      2000 ANNUAL MEETING OF STOCKHOLDERS

    The Firm's World Headquarters, site of the 2000 Annual Meeting of Stockholders, is located at 200 Vesey Street, 3 World Financial Center, on the west side of lower Manhattan in the office complex known as the World Financial Center. The World Financial Center is a part of Battery Park City, a development of office buildings, residences and parks alongside the Hudson River on the southwestern tip of Manhattan. It is connected to the World Trade Center by two pedestrian overpasses and is also accessible at street level by automobile.

BY SUBWAY

    Take any of the several subway lines (A, C, E, N, R or the 1, 2, 3, 4, 5 or 9 trains) that stop at or near the World Trade Center. Walk from the World Trade Center across West Street (formerly known as the Westside Highway) via one of the two pedestrian overpasses. The Company's offices are in 3 World Financial Center, which is the building on the north side of the Winter Garden in the World Financial Center.

BY AUTOMOBILE OR TAXICAB

    Proceed to West Street (formerly known as the Westside Highway) in lower Manhattan, orienting toward the twin towers of the World Trade Center. Enter the World Financial Center, which is directly across West Street from the towers, by turning west on either Murray Street or Vesey Street. Proceed to the main entrance of 3 World Financial Center, which is the building located at the southwest corner of Vesey and West Streets. There is only very limited underground parking in the building. Such parking requires the payment of a fee. Building security may inspect your car before permitting you to park.

                         LEHMAN BROTHERS HOLDINGS INC.

                    Proxy for Annual Meeting of Stockholders

               This proxy is solicited by the Board of Directors

     Jennifer Marre, Joseph Polizzotto and Thomas A. Russo, or each of them (with full power to act without the others and with full power of substitution) are hereby appointed attorneys and proxies to attend the Annual Meeting of Stockholders to be held on April 4, 2000, and any adjournment thereof, and to vote and act for the undersigned on the matters listed on the reverse side hereof, which are set forth in detail in the accompanying Proxy Statement.

     This proxy revokes all previous proxies. Unless specified to the contrary, it will be voted FOR all proposals. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the Annual Meeting or any adjournment thereof.

                   (Continued, and to be signed and dated, on the reverse side.)


                                    LEHMAN BROTHERS HOLDINGS INC.
                                    P.O. BOX 11034
                                    NEW YORK, N.Y. 10203-0034

LEHMAN BROTHERS                          VOTE BY TELEPHONE OR INTERNET
LEHMAN BROTHERS HOLDINGS INC.            24 HOURS A DAY, 7 DAYS A WEEK
THREE WORLD FINANCIAL CENTER
NEW YORK, NY 10285

TELEPHONE
800-574-7049

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below; then just follow the simple directions.

INTERNET
http://proxy.shareholder.com/leh

Use the internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below; then just follow the simple directions.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.


    Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

                                          -------------------------------------
                                          If you have submitted your proxy by
                                          telephone or the internet there is no
                                          need for you to mail back your proxy.
                                          -------------------------------------



                                              ----------------------------
                                                  CONTROL NUMBER FOR
                                              TELEPHONE OR INTERNET VOTING
                                              ----------------------------

                      DETACH PROXY CARD HERE IF YOU ARE NOT
                         VOTING BY TELEPHONE OR INTERNET
-------------------------------------------------------------------------------

                   If Mailing Your Proxy, Please Detach Here
                 You Must Detach This Portion of the Proxy Card
                  Before Returning it in the Enclosed Envelope

/     /

          The Board of Directors recommends a vote FOR all nominees and
                             FOR proposals 2 and 3.

1. Election of Class Ill Director Nominees: 01-Thomas H. Cruikshank 02-Henry Kaufman 03-John D. Macomber
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

FOR all nominees           WITHHOLD AUTHORITY to vote         *EXCEPTIONS
                           for all nominees x

*Exceptions_____________________________________________________________________

2.   Ratification of Ernst & Young LLP as independent auditors for the fiscal
     year 2000.                                    FOR     AGAINST    ABSTAIN

3.   Approval of amendment to the 1996 Management Ownership Plan to increase
     shares available for grants by 5.5 million.   FOR     AGAINST    ABSTAIN

4. To act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

                           Mark here if you plan    Address Change and/or
                           to attend the meeting.   Comments Mark Here x



                                           IMPORTANT: Please sign exactly as
                                           your name or names appear hereon and
                                           when signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give full title as such. If
                                           the signature is by a corporation, a
                                           duly authorized officer should sign
                                           in full corporate name. Dated:
                                           ______________________________, 2000

                                           SIGNATURE(S)

PLEASE SIGN, DATE AND MAIL YOUR PROXY      VOTES MUST BE INDICATED
CARD PROMPTLY IN THE ENCLOSED ENVELOPE     (X) IN BLACK OR BLUE INK. X
UNLESS YOU HAVE VOTED BY TELEPHONE OR
INTERNET.